UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2008

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

MAY 1, 2008

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 1, 2008.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 on Thursday, May 1, 2008 at 11:00 a.m., to consider and take action on the following:

1.	Election of four persons to serve as Directors for a term of three years.

2.	Approval of an amendment to Church & Dwight’s restated certificate of incorporation to increase the authorized common stock from 150 million shares to 300 million shares.

3.	Approval of the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan.

4.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm to audit the Church & Dwight Co., Inc. 2008 consolidated financial statements.

5.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 14, 2008 will be entitled to notice of, and to vote at, the meeting or any adjournments.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy three different ways: By Mail, Internet or Telephone. Please refer to detailed instructions included with your proxy materials.

By Order of the Board of Directors,

SUSAN E. GOLDY

Executive Vice President, General Counsel

and Secretary

Princeton, New Jersey

March 31, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 1, 2008: The proxy statement and 2007 Annual Report are available at: www.edocumentview.com/CHD

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

From North

Take the New Jersey Turnpike South to Exit 9 (New Brunswick).

After the toll, stay right; take Route 18 North 1/2 mile.

From Route 18, take Route 1 South 18 miles. Exit Alexander Road East.

Proceed two traffic lights and turn right into Carnegie Center.

Take first right into hotel entrance.

From South

Take I-295 north to Exit 67A (Route 1 North-New Brunswick).

Proceed on Route 1 North 3 1/2 miles to Princeton area, exit right to Alexander Road East.

At traffic light make right onto Alexander Road East.

Proceed to next traffic light and make another right.

Hotel entrance is on right.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

PROXY STATEMENT

PROXIES AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on May 1, 2008 and at any adjournments. Distribution of this proxy statement and enclosed form of proxy is commencing on or about March 31, 2008.

Each holder of record of our common stock at the close of business on March 14, 2008 is entitled to one vote per share. At the close of business on March 14, 2008, 66,409,981 shares of our common stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement, FOR the approval of the amendment to our restated certificate of incorporation, FOR the approval of our Omnibus Equity Compensation Plan and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of our common stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting. The proposal to amend our restated certificate of incorporation will be adopted if holders of a majority of the outstanding shares of common stock vote in favor. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting. An abstention will have the same effect as a vote against. A broker “non-vote” has the same effect as a vote against the proposal to amend the restated certificate of incorporation, and is not counted for purposes of voting on other matters.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made by our employees through the mail, in person and by telephone. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus out-of-pocket expenses. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding proxy material to beneficial owners.

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides for the division of the Board of Directors into three classes, with the Directors in each class serving for a term of three years. At the Annual Meeting, four Directors will be elected to serve until the 2011 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

We do not anticipate that any of the nominees will become unavailable to serve as a Director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is provided below:

Standing for Election for Term Expiring in 2011

JAMES R. CRAIGIE

Mr. Craigie, 54, has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003 he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Under two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods. Prior to entering private industry, he served for 6 years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies. Mr. Craigie has been a Director of Church & Dwight since 2004.

ROBERT A. DAVIES, III

Mr. Davies, 72, was Chairman of the Board from February 2001 until May 2007. He was our Chief Executive Officer from 1995 until July 2004, and from 1995 until 2001 he also served as our President. From January 1995 to September 1995, he was the President of our Arm & Hammer Division. Mr. Davies was also with Church & Dwight from 1969 to 1984 in various positions, including President and Chief Operating Officer. During the period from 1985 to 1990, he served as President and Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is currently a member of the Executive Committee of the Board. Mr. Davies served as a Director of Church & Dwight from 1981 until 1984, and again became a Director in 1995.

ROSINA B. DIXON, M.D.

Dr. Dixon, 65, became the Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis in September 2006. From 1986 until September 2006, she was a consultant to the pharmaceutical industry. She is a Director of Cambrex Corporation, a life sciences company, and a Director of Daytop NJ, a residential substance abuse facility. Dr. Dixon also serves on the Board of Advisors for the Silberman College of Business at Fairleigh Dickinson College. She became a Director of Church & Dwight in 1979, is the Chairperson of the Governance & Nominating Committee of the Board and is a member of the Executive Committee of the Board.

ROBERT D. LEBLANC

Mr. LeBlanc, 58, retired in March 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and Director of Handy & Harman’s parent company, WHX Corporation. Prior to joining Handy & Harman in 1996, he was Executive Vice President of Elf Atochem North America, a specialty chemicals company. He is a Member of the Board of Advisors of Jetera, LLC, a precision media company, and is a Director of the Connecticut chapter of The National Association of Corporate Directors. He became a Director of Church & Dwight in 1998, is a member of the Audit Committee of the Board and is the Chairperson of the Compensation & Organization Committee of the Board.

Continuing Directors

Current Term Expires in 2009

T. ROSIE ALBRIGHT

Ms. Albright, 61, retired in September 2001 as President, Carter Products Division, Carter-Wallace, Inc., where she was employed since December 1995. From November 1993 to November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 to May 2004 she was an advisor to the Armkel LLC Board of Directors. Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004. Ms. Albright is also a Director of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility. She became a Director of Church & Dwight in 2004 and currently serves on the Compensation & Organization and Governance & Nominating Committees of the Board.

ROBERT A. MCCABE

Mr. McCabe, 73, is Chairman of Pilot Capital Corporation, a company he founded in 1987, which is engaged in equity investing in private and public companies. He is a Trustee of the American School of Classical Studies at Athens, the Thera Foundation and Athens College in Greece. He has been a Director of Church & Dwight since 1987 and is a member of the Governance & Nominating Committee of the Board.

RAVICHANDRA K. SALIGRAM

Mr. Saligram, 51, has been Executive Vice President, ARAMARK Corporation since November 2006, and has been President, ARAMARK International since June 2003. Mr. Saligram held the position of Senior Vice President, ARAMARK Corporation from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a Trustee of the Eisenhower Fellowships. Mr. Saligram became a Director of Church & Dwight in 2006 and is a member of the Compensation & Organization Committee of the Board.

ROBERT K. SHEARER

Mr. Shearer, 56, has been Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, since May 2005, and has served VF Corporation in several capacities since 1986, including Vice President-Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young. Mr. Shearer became a Director of Church & Dwight on January 30, 2008 and is a member of the Audit Committee of the Board.

Current Term Expires in 2010

BRADLEY C. IRWIN

Mr. Irwin, 49, has been President, Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc., since June 2007. From April 2003 until June 2007, Mr. Irwin was President, Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 until April 2003. From 1980 to 1999, Mr. Irwin served in various capacities for Procter & Gamble Co. He is a member of the Board of Trustees of Save the Children, a non-profit organization. Mr. Irwin became a Director of Church & Dwight in 2006 and is a member of the Audit Committee of the Board.

J. RICHARD LEAMAN, JR.

Mr. Leaman, 73, retired in 1995 as President and Chief Executive Officer of S. D. Warren Company, a producer of coated printing and publishing papers. From 1991 through 1994, he was Vice Chairman of Scott Paper Company. He is a Director of Stonebridge Financial Corporation, a financial holding company, and its bank subsidiary, Stonebridge Bank. He also serves on the Board of Elwyn, Inc., a non-profit human services organization. He has been a Director of Church & Dwight since 1985, is a member of the Executive Committee of the Board and serves as Chairperson of the Audit Committee of the Board.

JOHN O. WHITNEY

Mr. Whitney, 80, is a Professor Emeritus of Management Practice at Columbia Business School. He serves as Advisory Director of Newsbank, a worldwide information provider. He became a Director of Church & Dwight in 1992 and serves on the Compensation & Organization Committee of the Board. Mr. Whitney is the designated independent presiding Lead Director of the Board.

ARTHUR B. WINKLEBLACK

Mr. Winkleblack, 50, has been Executive Vice President and Chief Financial Officer of H. J. Heinz, a global packaged food manufacturer, since January 2002. From 1999 to 2001, Mr. Winkleblack was Acting Chief Operating Officer-Perform.com and Chief Executive Officer- Freeride.com at Indigo Capital. Prior to working at Indigo Capital, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment, Commercial Avionics Systems and Pepsico, Inc. Mr. Winkleblack became a Director of Church & Dwight on January 30, 2008 and is a member of the Audit Committee of the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines for the determination of Director independence, the responsibilities and duties of the Board of Directors, Director access to management and independent advisors, Director compensation, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including the Code of Conduct and the charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

You may also request a copy of these documents in printed form at no cost by writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary, or by telephoning us at 609-683-5900.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board Independence

The Board has affirmatively determined that each of T. Rosie Albright, Rosina B. Dixon, Bradley C. Irwin, J. Richard Leaman, Jr., Robert D. LeBlanc, Robert A. McCabe, Ravichandra K. Saligram, Robert K. Shearer, John O. Whitney and Arthur B. Winkleblack are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

The Board has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted categorical standards. Under these standards, none of the following relationships disqualify any Director or nominee from being considered “independent”:

•	A Director’s or a Director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with us,

•

A Director’s service as an executive officer of or employment by, or a Director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any fiscal year in any of the last three years, is less than the greater of $1 million or 2% of the other company’s consolidated gross revenues, or

•

A Director’s service as an executive officer of a charitable organization that received annual contributions from us in any of the last three years that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

All Directors that the Board determined are independent satisfied these categorical standards.

Executive Sessions of Non-Management Directors

The Board meets at regularly scheduled executive sessions without members of our management present. The Lead Director of the Board, currently Mr. Whitney, is responsible for chairing the executive sessions of the Board.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director or the non-management Directors as a group, may direct a written communication, addressed to the Board, the Lead Director or the non-management Directors at: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the Lead Director of the Board.

Board of Directors Meetings and Board Committees

During 2007, there were eight meetings of the Board of Directors. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each incumbent Director attended at least 75% of the total number of meetings held by the Board of Directors and all committees of the Board on which such Director served. We expect all Directors to attend the Annual Meeting absent exceptional circumstances. All incumbent Directors who were Directors at the time attended the 2007 Annual Meeting of Stockholders.

Audit Committee.    During 2007, the Audit Committee met 5 times. The members of the Audit Committee are J. Richard Leaman, Jr. (Chairperson), Bradley C. Irwin, Robert D. LeBlanc, Robert K. Shearer and Arthur B. Winkleblack. The Audit Committee (i) has sole authority to engage, retain and dismiss our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject to the pre-approval policy discussed below; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our filings with the Securities and Exchange Commission; (iv) discusses with management, the internal auditors and our independent registered public accounting firm, our risk management policies and major risk exposures; (v) oversees the internal audit function and (vi) oversees our internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee has established a policy regarding the approval of audit and non-audit services provided by its independent registered public accounting firm. Specifically, the Committee pre-approves all audit and non-audit services to be provided by the independent registered public accounting firm. The Committee sets annual baskets for the amount of certain services which we would obtain from the independent registered public accounting firm and requires management to report on the specific engagements to the Committee on a periodic basis and to request any increased spending beyond the basket amounts.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the members of the Audit Committee.

The Board has determined that Mr. Shearer is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2007, the Compensation & Organization Committee, comprised of Robert D. LeBlanc (Chairperson), T. Rosie Albright, Ravichandra K. Saligram and John O. Whitney, met seven times. Under its charter, the Compensation & Organization Committee is responsible for determining, subject to ratification as described below, the specific salary, bonuses, stock awards and other compensation for our elected officers, which includes the named executive officers identified in the Summary Compensation Table on page 28. The independent Directors, acting by a majority vote of the independent Directors of the full Board then in office, must ratify the Chief Executive Officer’s compensation. The Board ratifies compensation for all other elected officers. The Compensation & Organization Committee also oversees (i) the design of our executive compensation programs, (ii) administers and makes recommendations to the Board regarding our incentive and equity compensation plans, and (iii) reviews and approves corporate goals and objectives as they relate to Chief Executive Officer and other executive officer compensation. The Compensation & Organization Committee may, to the extent permitted by law, regulation or listing standards, delegate specific tasks to its Chairperson or a subcommittee consisting of at least two committee members. In considering executive and director compensation, the Compensation & Organization Committee takes into account statistical data and recommendations of the Chief Executive Officer. However, the Chief Executive Officer does not make recommendations regarding his own compensation.

The Compensation & Organization Committee considers the recommendations as well as the comparative data provided by Steven Hall & Partners, a compensation consultant engaged directly by the Compensation & Organization Committee. For a description of the analysis and other services provided by Steven Hall & Partners and previously engaged compensation consultants, see “Compensation Discussion & Analysis.”

Governance & Nominating Committee.    During 2007, the Governance and Nominating Committee, comprised of Rosina B. Dixon (Chairperson) T. Rosie Albright and Robert A. McCabe, met seven times. The Governance & Nominating Committee (i) establishes criteria for the selection of candidates to serve on the Board, (ii) reviews and evaluates Director candidates and makes recommendations to the Board concerning nominees for election as Board members, (iii) considers questions of Board independence, (iv) makes recommendations to the Board concerning executive officer succession, (v) oversees Board and Committee evaluations and (vi) makes recommendations to the Board regarding corporate governance matters. In addition, as of March 5, 2008, the Governance & Nominating Committee is responsible for reviewing annually the compensation of our independent Directors and other non-employee Directors and the principles upon which this compensation is determined. Non-employee Director compensation previously was the responsibility of the Compensation & Organization Committee.

The Governance & Nominating Committee recommends to the Board candidates for nomination to the Board of Directors. The Committee seeks Director candidates based upon a number of qualifications, including a candidate’s integrity, education, business judgment, business experience, accounting and financial expertise, diversity of experience, reputation, civic and community relationships, high performance standards and ability to act on behalf of stockholders. The Committee considers and recommends candidates to the Board so that the Board collectively possesses a broad range of skills and experience that can be of assistance in the operation of our business. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of Director candidates. In addition, the Committee will consider recommendations for Director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2009 Annual Meeting, a stockholder must submit the following information by November 27, 2008: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder and (iii) the consent of the candidate to serve as a Director. In considering any candidate proposed by a stockholder, the Committee will reach a conclusion based on the criteria described above. The Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The nominations of Messrs. Shearer and Winkleblack were initially recommended by The Governance & Nominating Committee, using a third-party search firm.

Executive Committee.    The Executive Committee members are Robert A. Davies, III, Rosina B. Dixon and J. Richard Leaman, Jr. The Executive Committee did not meet in 2007. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board otherwise provides.

Code of Conduct

We have adopted a Code of Conduct that applies to all employees and Directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Directors’ fees are:

• Annual Retainer:

• Lead Director	$70,000
• Chairperson of Audit Committee	$56,000
• Chairperson of Compensation & Organization Committee	$54,000
• Chairperson of Governance & Nominating Committee	$52,000
• Other non-employee Director	$50,000

• Meeting Fees – Board of Directors:

• Non-employee Directors	$2,000

• Meeting Fees – Board Committees:

• Committee Chairpersons	$4,000
• Each other committee member	$2,000

We pay fees to Directors in accordance with the Compensation Plan for Directors, as described below. The fees may be deferred, in accordance with the Deferred Compensation Plan for Directors, as described below.

Compensation Plan for Directors.    Those Directors not electing to defer their compensation are paid under the Compensation Plan for Directors. This plan provides for our payment of Directors’ compensation quarterly, in the form of our common stock. In determining the number of shares a Director is entitled to receive in a quarter, we apply the sum of one-quarter of the Director’s annual retainer and the Director’s Board and committee meeting fees earned for the quarter. We divide this amount by the closing price of a share of common stock as reported on the New York Stock Exchange on the last trading day of the calendar quarter for compensation paid with respect to each of the first three quarters, and on the first trading day following the Board’s regularly-scheduled meeting in December for compensation paid with respect to the fourth quarter. For the purpose of this calculation, we provide a whole share in lieu of any fractional share. Annually, a Director may elect for the following year to receive his or her compensation in 50% cash and 50% in our common stock instead of 100% in our common stock.

Deferred Compensation Plan for Directors.    This plan provides an opportunity for a Director to defer payment of Directors’ fees until the Director ceases to be a Director. In advance of each calendar year, a Director may elect to defer his or her Director’s fees into a notional investment in our common stock. The value of the Director’s account thereafter is adjusted to reflect the deemed rate of return, positive or negative, on the notional investment in our common stock. The amount of the deferred compensation payable to a Director is equal to the value of the Director’s deferred compensation account on January 1 in the year following the year in which the Director ceases to be a Director. This amount is payable in cash either in a lump sum or in annual installments over a period of up to ten years. The number of notional shares represented by amounts held in a participating Director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 13.

Stock Option Plan for Directors.    Under the Stock Option Plan for Directors, stock options are granted to all non-employee Directors to purchase shares of our common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant. All shares underlying the stock options vest three years from the grant date. The stock options terminate ten years after the grant date.

Participating Directors are granted an option to purchase 5,000 shares of our common stock each year on the date of our Annual Meeting of stockholders. Newly elected Directors are granted an initial option to purchase 5,000 shares of common stock on the date of their election, but may not receive more than one grant in any calendar year.

We are proposing that the stockholders approve the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan at the Annual Meeting. If approved, the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan will replace, among other plans, the Stock Option Plan for Directors. See “Proposal to Approve the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan.”

Stock Ownership Guidelines for Directors.    We instituted stock ownership guidelines for non-employee Directors at the same time as we established the executive officer guidelines. For a description of our stock ownership guidelines see “Compensation Discussion and Analysis—Stock Ownership Guidelines.” The non-employee Director guidelines are based on a multiple of five times the Director’s annual retainer as of January 1, 2008 or, if later, on the date the Director was first elected. The number of shares a Director is required to hold is calculated in the same manner as for executive officers, except that the calculation for Directors is based on five times the Director’s annual retainer rather than on salary. The non-employee Director stock ownership guidelines are recalibrated at the same time as the guidelines for executive officers are recalibrated.

The guidelines applicable to each of the non-employee Directors, and the Directors’ progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Annual Retainer(1) ($)	Applicable Price Per Share(1) ($)	Required Number of Shares to be Held	Number of Shares Held at 12/31/07(2)
T. Rosie Albright	50,000	48.81	5,000	6,059
Robert A. Davies, III	50,000	48.81	5,000	37,391
Rosina B. Dixon	52,000	48.81	5,000	124,853
Bradley C. Irwin	50,000	48.81	5,000	965
J. Richard Leaman, Jr.	56,000	48.81	6,000	60,820
Robert D. LeBlanc	54,000	48.81	6,000	24,630
Robert A. McCabe	50,000	48.81	5,000	35,418
Ravichandra K. Saligram	50,000	48.81	5,000	2,166
Robert K. Shearer	50,000	49.54	5,000	—
John O. Whitney	70,000	48.81	7,000	26,292
Arthur B. Winkleblack	50,000	49.54	5,000	—

(1)

Applicable annual retainer refers to the annual retainer as of January 1, 2008. Applicable price per share is the average closing common stock price during 2007. Applicable annual retainer and applicable price per share for Messrs. Shearer and Winkleblack are determined as of January 30, 2008, the date on which they each became a Director.

(2)

Stockholdings include shares owned by the Director or members of his or her immediate family residing in the same household and share equivalents held for the account of the Director in the Deferred Compensation Plan for Directors.

Additional Arrangements with Former Chief Executive Officers.    Mr. Minton, Chairman Emeritus of the Board, retired as our Chief Executive Officer and President on October 1, 1995. Effective on that date, we entered into an arrangement with Mr. Minton that will continue for the remainder of Mr. Minton’s life. Under the arrangement, as amended, Mr. Minton will receive annual payments of not less than $100,000. Mr. Minton received $100,000 in 2007, and will receive $100,000 in 2008. In addition, under the arrangement we continue Mr. Minton’s medical benefits and provide office space and administrative support. The cost of these benefits, space and support was $90,736 in 2007.

The Board has agreed that stock options granted to Mr. Davies prior to his termination of employment with us as our Chief Executive Officer on June 30, 2005, will remain exercisable until the end of the ten-year periods commencing on the grant dates of the respective options. In addition, we have agreed to provide office space and administrative support for Mr. Davies. The cost of such space and support was $13,033 in 2007.

The following table provides information regarding compensation for our non-employee Directors in 2007, which reflects the Directors’ fees, compensation plans and other arrangements described above. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings, and does not include compensation to James R. Craigie, our Chairman and Chief Executive Officer, which is included in the Summary Compensation Table on page 28.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
T. Rosie Albright	94,000	—	99,431	—	—	193,431
Robert A. Davies, III	114,500	—	97,350	—	13,033	224,883
Rosina B. Dixon	96,000	—	132,017	—	—	228,017
Bradley C. Irwin	82,000	—	49,340	—	—	131,340
J. Richard Leaman, Jr.	108,000	—	132,017	—	—	240,017
Robert D. LeBlanc	116,000	—	132,017	—	—	248,017
Dwight C. Minton(4)	31,000	—	58,567	—	190,736	280,303
Robert A. McCabe	88,000	—	132,017	—	—	220,017
Lionel L. Nowell, III(5)	35,000	—	11,133	—	—	46,133
Ravichandra K. Saligram	78,000	—	45,022	—	—	123,022
John O. Whitney	120,000	—	132,017	—	—	252,017

(1)	Three Directors deferred payment of all or a portion of their fees under the Deferred Compensation Plan, as follows: Ms. Albright, $94,000; Mr. Minton, $31,000; Mr. Saligram, $78,000.

(2)

The amounts shown for option awards relate to stock options granted under our Stock Option Plan for Directors. These amounts are equal to the dollar amounts recognized in 2007 with respect to the Directors’ option grants for financial reporting purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission. The grant date fair value of option awards granted to each Director in 2007, other than Ms. Albright and Messrs. Irwin, Nowell and Saligram, computed in accordance with SFAS 123(R), was $73,450. The grant date fair value of the option awards granted in 2007 to Ms. Albright and Messrs. Irwin, Nowell and Saligram, computed in accordance with SFAS123(R), was $92,350. At December 31, 2007, the number of shares of our common stock underlying options held by the current Directors listed in the table were: Ms. Albright, 24,000 shares; Mr. Davies, 10,000 shares; Dr. Dixon, 60,000 shares; Mr. Irwin, 10,000 shares; Mr. Leaman, 54,000 shares; Mr. LeBlanc, 45,000 shares; Mr. McCabe, 60,000 shares; Mr. Saligram, 10,000 shares; Mr. Whitney, 60,000 shares.

(3)

Includes, for Mr. Davies, office space and administrative support, and for Mr. Minton, a payment of $100,000 and office space and administrative support totaling $90,736 under the arrangements described on page 9 under the heading “Additional Arrangements with Former Chief Executive Officers.”

(4)	Mr. Minton ceased serving as a Director following our 2007 Annual Meeting.

(5)	Mr. Nowell ceased serving as a Director on July 31, 2007.

Our Executive Officers

Listed below are the names, ages (as of March 31, 2008) and positions held by each of our executive officers and our principal accounting officer.

Name	Age	Position
James R. Craigie	54	Chairman and Chief Executive Officer
Jacquelin J. Brova	54	Executive Vice President, Human Resources
Mark G. Conish	55	Executive Vice President, Global Operations
Steven P. Cugine	45	Executive Vice President, Global New Products Innovation
Matthew T. Farrell	51	Executive Vice President Finance and Chief Financial Officer
Bruce F. Fleming	50	Executive Vice President and Chief Marketing Officer
Susan E. Goldy	54	Executive Vice President, General Counsel and Secretary
Adrian J. Huns	60	Executive Vice President, President International Consumer Products
Joseph A. Sipia, Jr.	59	Executive Vice President, President and Chief Operating Officer Specialty Products Division
Paul A. Siracusa	51	Executive Vice President, Global Research & Development
Louis H. Tursi, Jr.	47	Executive Vice President, Domestic Consumer Sales
Steven J. Katz	50	Vice President, Controller and Chief Accounting Officer

All executive officers serve at the discretion of the Board of Directors. Mr. Katz, our principal accounting officer, serves at the discretion of the Chief Executive Officer.

Mr. Craigie has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer and a Director. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Pursuant to two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies.

Ms. Brova has been our Executive Vice President, Human Resources since May 2007. From January 2006 until May 2007, she was our Vice President, Human Resources. From August 2005 to January 2006, she served as Vice President, Employee Relations and from September 2002 to July 2005 as Director, Human Resources. Prior to joining us in September 2002, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which she held from January 2000 to August 2002.

Mr. Conish has been our Executive Vice President, Global Operations since May 2007. From December 2004 until May 2007, he was Vice President, Global Operations, and from July 1999 until December 2004, he was Vice President, Operations. From 1994 until July 1999, he was Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975. Mr. Conish also serves as a member of the Board of Directors of Tasty Baking Company, a manufacturer of baked goods.

Mr. Cugine has been our Executive Vice President, Global New Products Innovation since May 2007. From September 2005 until May 2007, he was our Vice President, Global New Products Innovation, and from July 2004 until September 2005, he was Vice President, President of Household Products Division. From December 1999 until July 2004, he was Vice President, Human Resources. During that time he also served as Acting President of Household Products Division from August 2002 until July 2004 and as Acting President of the Specialty Products Division from October 2000 to February 2002. From 1988 to December 1999, Mr. Cugine served in several capacities with FMC Corporation, most recently as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. Farrell has been our Executive Vice President Finance and Chief Financial Officer since May 2007, and from September 2006 until May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma, Inc. from April 2002 until August 2006. From July 2000 to April 2002, he held the position of Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 to June 2000, he held various senior financial positions at AlliedSignal. Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical and filtration products.

Mr. Fleming has been our Executive Vice President and Chief Marketing Officer since May 2007, and from January 2006 until May 2007 he was our Vice President and Chief Marketing Officer. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was CEO, President and Director of BriteSmile, Inc. He served as Senior Vice President and Global Head of the OTC Medicines business of Novartis AG from June 2001 to June 2002. From March 1981 to January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board from November 1995 until January 2001.

Ms. Goldy has been our Executive Vice President, General Counsel and Secretary since May 2007, and from June 2003 until May 2007 she was our Vice President, General Counsel and Secretary. Ms. Goldy was Associate General Counsel for ARAMARK Corporation from April 2002 to May 2003, and was Senior Vice President and General Counsel of Delco Remy International, Inc. from February 1997 through March 2002. Prior to February 1997, she was a partner at the law firm of Dechert LLP.

Mr. Huns has been our Executive Vice President, President International Consumer Products since May 2007, and was our Vice President, President, International Consumer Products from the time of the merger of Armkel, LLC into Church & Dwight on May 28, 2004 until May 2007. From October 2001 until the merger, he served as President, International Operations of Armkel. From May 1996 until October 2001, Mr. Huns served as President, International Division and Corporate Vice President for Carter-Wallace Inc. Prior to May 1996, he was Managing Director of the Carter-Wallace subsidiary operation in the United Kingdom for six years. Mr. Huns worked in Belgium for the Medgenix Group from 1988 to 1989 and served as Director of Marketing for the international branded health care operations of the Boots Company in England from 1978 to 1988.

Mr. Sipia has been our Executive Vice President, President and Chief Operating Officer Specialty Products Division since May 2007. From February 2002 until May 2007, he was our Vice President, President and Chief Operating Officer of the Specialty Products Division. From 1977 through January 2002, he served in several capacities with FMC Corporation, most recently as the General Manager of its Alkali Chemical business. He also served FMC as General Manager of its Hydrogen Peroxide business and held senior positions in Global Business Management, Marketing and Operations in FMC’s Agricultural Products business.

Mr. Siracusa has been our Executive Vice President, Global Research & Development since May 2007, and was our Vice President, Global Research & Development from March 2005 until May 2007. Mr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 to March 2005. From 1997 to 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc, a consumer products company, and also served that company from 1995 to 1997 as Divisional Vice President of Research & Development, North America. Mr. Siracusa also serves on the Board of Directors of the Consumer Specialty Products Association, a trade association which represents the interests of the Consumer Specialty Products Industry.

Mr. Tursi has been our Executive Vice President, Domestic Consumer Sales since May 2007, and was Vice President, Domestic Consumer Sales from July 2004 until May 2007. Prior to joining us, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 to 2004. From 1998 to May 1999, he served as Vice President of Sales for Vlasic Foods International.

As described above in Mr. Craigie’s biography, Top-Flite sold its assets in September 2003 under an agreement with Callaway Golf Company and a bankruptcy court administrative auction process following Top-Flite’s filing for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware in July 2003.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 until May 2007, Mr. Katz was our Controller, and from April 1993 to December 2002, he held the position of Assistant Controller. Mr. Katz has been employed by us in various positions since 1986.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning ownership of our common stock as of March 14, 2008 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock, (ii) each Director and each nominee for election as a Director, (iii) each executive officer named in the Summary Compensation Table on page 28, and (iv) all Directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to the person’s name.

	Amount and Nature of Beneficial Ownership(1)			Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)		Percent of Class
Neuberger Berman, Inc.(4)	7,153,681		10.77%	—
Wellington Management Company, LLP(5)	3,472,361		5.23%	—
T. Rosie Albright	14,000		*	6,068
James R. Craigie	153,377	(6)	*	31,906
Robert A. Davies, III	42,391		*	—
Rosina B. Dixon	156,945	(7)	*	50,329
Bradley C. Irwin	965		*	—
J. Richard Leaman, Jr.	87,015		*	17,831
Robert D. LeBlanc	53,930		*	—
Robert A. McCabe	68,783		*	16,660
Ravichandra K. Saligram	—		*	2,170
Robert K. Shearer	—		*	—
John O. Whitney	54,531	(8)	*	15,785
Arthur B. Winkleblack	—		*	—
Matthew T. Farrell	43,459	(9)	*	5,400
Mark G. Conish	53,937	(10)	*	8,463
Adrian J. Huns	19,682	(11)	*	11,029
Joseph A. Sipia, Jr.	60,027	(12)	*	8,371
All Executive Officers and Directors as a Group (23 Persons)	1,078,776	(13)	1.61%	200,493

*	Less than 1%

(1)

Applicable percentage of ownership is based on 66,409,981 shares of our common stock outstanding as of March 14, 2008. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 14, 2008 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of Directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent cash interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the cash interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in

Deferred Compensation Plans.” Notional shares are not outstanding and, therefore, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 14, 2008, as follows: Ms. Albright, 14,000 shares; Mr. Davies, 5,000 shares; Dr. Dixon, 38,000 shares; Mr. Leaman, 44,000 shares; Mr. LeBlanc, 30,000 shares; Mr. McCabe, 50,000 shares; Mr. Whitney, 44,000 shares; Mr. Craigie, 134,535 shares; Mr. Conish, 30,150 shares; Mr. Huns, 18,000 shares; Mr. Sipia, 52,100 shares; all executive officers and Directors as a group, 679,435 shares.

(4)

Neuberger Berman, Inc. has provided the following information in Amendment No. 4 to its Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. As of December 31, 2007, Neuberger Berman, Inc. has sole voting power over 133,514 shares, shared voting power over 5,966,518 shares and shared investment power over 7,153,681 shares. With respect to the 5,966,518 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. also are deemed to be beneficial owners. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 5,966,518 shares over which Neuberger Berman, Inc. has shared voting power, 5,927,418 shares are beneficially owned by Neuberger Berman equity funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman’s various mutual funds. The 1,187,163 share difference in voting and investment power relates to clients’ accounts over which Neuberger Berman, Inc. has shared investment power but no voting power. The address of Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158-3698.

(5)

Wellington Management Company, LLP has provided the following information in its Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. As of December 31, 2007, Wellington Management Company has shared voting power over 2,258,257 shares and shared investment power over 3,472,361 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(6)	Includes Mr. Craigie’s interest in 1,760 shares through our Profit Sharing and Savings Plan and 4,325 shares of restricted stock.

(7)	Includes 44,345 shares held in two trusts for which Dr. Dixon serves as co-trustee and as to which Dr. Dixon holds either shared voting or shared investment power.

(8)	Includes 4,116 shares held by a trust for which Mr. Whitney serves as a co-trustee.

(9)	Includes Mr. Farrell’s interest in 558 shares through our Profit Sharing and Savings Plan and 24,278 shares of restricted stock.

(10)	Includes Mr. Conish’s interest in 21,563 shares through our Profit Sharing and Savings Plan and 569 shares of restricted stock.

(11)	Includes Mr. Huns’ interest in 248 shares through our Profit Sharing and Savings Plan and 1,417 shares of restricted stock.

(12)	Includes Mr. Sipia’s interest in 867 shares through our Profit Sharing and Savings Plan and 1,715 shares of restricted stock.

(13)	Includes interests of executive officers in 47,044 shares through our Profit Sharing and Savings Plan, and 36,523 shares of restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of our company’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of the company’s internal control over financial reporting. Deloitte & Touche LLP, our company’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of the company’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of the company, and (ii) expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of the company’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standard No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

J. Richard Leaman, Jr., Chairperson

Bradley C. Irwin

Robert D. LeBlanc

Robert K. Shearer

Arthur B. Winkleblack

Dated: March 5, 2008

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2006 and 2007 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2007 ($)	2006 ($)
Audit Fees	2,582,620	2,543,000
Audit-Related Fees(1)	115,400	221,000

Total Audit and Audit-Related Fees	2,698,020	2,764,000
Tax Fees(2)	415,737	463,000
All Other Fees(3)	7,500	10,000

(1)	Audit-related fees primarily include services for SEC and financing work, pension audits and acquisition related due diligence.

(2)	Tax fees include services for compliance and planning.

(3)	All other fees include services for Audit Committee training.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded for 2007 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

2007 COMPENSATION

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2007 was designed to meet the following objectives:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition a majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2007 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Competitive Compensation Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Competitive Compensation Retention Incentives

Restricted Stock Awards	Stockholder Incentives Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation for 2007, we relied on data provided to us in 2006 and 2007 by our compensation consultants, Steven Hall & Partners. We used the data provided by Steven Hall & Partners to gauge the comparability of our compensation to the compensation of executives of other companies with generally corresponding responsibilities. With respect to the determination of compensation for our Chief Executive Officer and our Chief Financial Officer, the data provided by the compensation consultant focused on the compensation level of a comparator group of consumer goods companies that had revenues in the range of approximately 25 to 250 percent of our revenues and have brand management focus and distribution channels that are similar to ours. There is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies for executive officer talent. The comparator companies were the following:

• Alberto Culver Company	• McCormick & Company Incorporated
• American Greetings Corporation	• NBTY, Inc.
• Blyth, Inc.	• Nu Skin Enterprises, Inc.
• Central Garden & Pet Company	• PepsiAmericas Inc.
• Chiquita Brands International, Inc.	• Perrigo Company
• The Clorox Company	• Playtex Products, Inc.
• Coca-Cola Bottling Co. Consolidated	• Revlon, Inc.
• Cott Corporation	• The Scotts Miracle-Gro Company
• Del Monte Foods Company	• The J. M. Smucker Company
• Energizer Holdings, Inc.	• Spectrum Brands, Inc.
• Flowers Foods, Inc.	• TreeHouse Foods, Inc.
• Helen of Troy Limited	• Tupperware Brands Corporation
• The Hershey Company	• United National Foods, Inc.
• Imperial Sugar Company	• UST Inc.
• Lance, Inc.	• Wm. Wrigley Jr. Company
• Libbey, Inc.	• Yankee Candle Company, Inc.

In providing comparative data regarding compensation of executives of the comparator companies, Steven Hall & Partners excluded companies if their executives earned more than twice as much or less than half as much as our corresponding executive.

While the proxy statements of the comparator companies provide a good deal of comparative data relating to the principal executive officer and principal financial officer positions, there is considerably less comparative information for our other executive officer positions. This is because the responsibilities of the comparator companies’ named executive officers other than the principal executive officer and principal financial officer varied considerably and often did not correspond to the responsibilities of our other named executive officers. Therefore, with respect to our named executive officers other than our Chief Executive Officer and Chief Financial Officer, we relied on an analysis prepared by Steven Hall & Partners of data derived from published surveys. This analysis provided information on compensation for executive officers serving in positions comparable to those of our other named executive officers. Where possible, Steven Hall & Partners focused its comparative data on surveys relating to non-durable goods manufacturing companies and consumer products companies. The survey data also was used by Steven Hall & Partners as a supplement to the publicly filed proxy statement data it used in providing a comparative analysis of compensation for our Chief Executive Officer and Chief Financial Officer.

We generally seek to structure total direct compensation, namely base salary, annual incentive plan payout at target and long-term incentives, at a level that approximates the 50th percentile of the comparator companies or the survey companies, as applicable. However, we have not followed this guideline rigidly, and the Compensation & Organization Committee of our Board of Directors has from time to time made determinations that represent a departure from this general guideline. For example, as described below under “Annual Incentive Plan,” the Compensation & Organization Committee determined to set higher payment amounts for target levels under our Annual Incentive Plan than would be suggested by the guideline because the target goals reflected budgeted earnings per share growth of 14 percent, which we viewed as aggressive. Moreover, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers may further vary from that paid to executive officers in the comparator companies or the survey companies, based on achievement of performance targets. In addition, as explained in more detail below under “Long-Term Incentives – Stock Options,” our long-term incentive compensation continues to be based on stock options. Many of the comparator and survey companies provide other forms of long-term incentives.

Salaries

As noted above under “Compensation Objectives,” salary determinations are intended to address our objective of providing competitive compensation. Therefore, we rely on the comparator companies and survey data provided by Steven Hall & Partners in setting salaries, and generally seek to provide salaries to our named executive officers at a level that approximates the median level suggested by the data. As a result, except as noted below, salary increases were in the range of 3-4 percent, which we believed would satisfy this objective.

In the case of Mr. Craigie, the data provided by Steven Hall & Partners in 2006 indicated that an increase of 8.8 percent would position him at the median level of the comparator companies. Based on this information, the Compensation & Organization Committee determined to increase Mr. Craigie’s salary by $65,000, which constituted an approximately 8.8 percent increase.

In accordance with the terms of an offer letter we negotiated with Mr. Farrell in connection with the commencement of his employment in September 2006, Mr. Farrell’s salary was not adjusted for 2007.

Annual Incentive Plan

The principal objective of our annual incentive plan is to align executive and stockholder interests by providing an incentive to achieve performance goals that support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. We also consider competitive factors, including total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities. As noted above, we generally have sought to structure total direct compensation to be comparable to the median level of the comparator and survey companies. This guideline has influenced our target award levels, but actual payouts to the named executive officers can vary significantly based on actual performance. Moreover, as described in more detail below, we increased the payout amount for target performance in 2007 above this guideline to address performance measures designed to reflect budgeted earnings per share growth of 14 percent, which we believed was an aggressive target.

We use a numerical rating system of 0-2.0 to determine the payout amounts under our Annual Incentive Plan. We typically set award levels for target performance at a 1.0 rating based on a percentage of the participants’ respective salaries. However, payout amounts for achieving the performance targets for 2007 were set at levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating. In other words, a rating of 1.2 would be applied if target performance were achieved. We made this adjustment because performance measures for 2007 were designed to reflect aggressive budgeted earnings per share growth of 14 percent. The following table indicates the percentage of salary payable at a 1.0 rating, and the target award opportunity for 2007, based on a 1.2 rating:

Name	Percentage of Salary Payable at 1.0 Performance Rating	Target Award Opportunity (Based on a 1.2 Performance Rating) ($)
James R. Craigie	100%	940,500
Matthew T. Farrell	55%*	297,000
Mark G. Conish	50%	185,400
Adrian J. Huns	50%	199,500
Joseph A. Sipia, Jr.	50%	185,400

*	In accordance with the terms of his offer letter, Mr. Farrell’s percentage after 2007 will be 60%.

Mr. Craigie’s percentage reflects his responsibilities as our Chief Executive Officer. Mr. Farrell’s percentage was established in accordance with the terms of his offer letter. As in 2006, we set the percentage for all other executive officers at the same level, which we believe unifies the commitment of the affected executive officers towards achievement of our annual performance goals. In addition, the Compensation & Organization Committee also referenced the competitive compensation data provided by Steven Hall & Partners in setting the percentage levels.

For named executive officers who did not have division responsibilities, all of their target award was based on corporate performance. However, 20 percent of the award that is earned and payable based on achievement of the corporate performance objectives is subject to adjustment based on the achievement of individual objectives, as described below. The 2007 corporate performance component was comprised of the following measures:

Net Sales	40%
Operating Margin	40%
Free Cash Flow	20%*

*	Free cash flow equals net cash provided by operating activities less capital expenditures.

For named executive officers with division responsibilities, 60 percent of their target award was based on corporate performance, comprised of the same measures as set forth above, and 40 percent was based on division performance. However, one-third of the award that is earned and payable based on achievement of the corporate performance objectives (which is equivalent to 20 percent of the total award, if all target objectives are met) is subject to adjustment based on the achievement of individual objectives, as described below. Division performance was composed of the following measures:

Division Net Sales	50%
Division Operating Margin	50%

The respective actual net sales, operating margin and free cash flow amounts used to compute performance reflect adjustments approved by the Compensation & Organization Committee to eliminate the effect of items such as foreign exchange fluctuations, restructuring charges relating to Canadian operations and gain on the sale of a Canadian property. We do not believe that these items appropriately reflect management performance for purposes of the annual incentive plan. In addition, we adjusted operating margin to eliminate the effect of expenses relating to above-target payouts. We do not believe that it would be fair, in effect, to penalize our executives for compensation earned as a result of superior performance.

We selected net sales as a measure of corporate and divisional performance because it is a key metric used in our industries. We believe that in a mature industry subject to intense competition, net sales is a fundamental measure of our ability to compete effectively and grow. We selected operating margin as a measure of corporate and divisional performance because our profitability is largely dependent on our ability to control expenditures and realize a meaningful return from the sale of our products. Finally, we selected free cash flow as a measure of working capital utilization rather than net debt, which we used previously. We made this change because we believe free cash flow is a standard performance metric used by investors. It also is a tool used by our management. We believe that free cash flow provides a useful indication of our ability to pay dividends and reduce debt. Moreover, it is affected by net income, working capital and capital expenditures, all factors relevant to assessing the management of our business.

With respect to each performance measure, we apply a scale of 0.0 to 2.0 to determine a corporate and division performance rating. As noted above, payout amounts for achieving the performance targets in 2007 were set at a rating of 1.2. A rating of 2.0 indicates that the maximum performance level has been achieved or exceeded. A rating of 0.0 indicates that performance is below the level at which any payment would be made under the annual incentive plan. In determining the annual incentive payout, we multiplied the amount payable for a 1.0 performance rating by the actual performance rating.

The following table indicates, with respect to each corporate performance measure, the threshold level of performance for which a payout could be made, the target performance level and the maximum performance level (dollars are in millions):

Performance Measure	Threshold	Target	Maximum
Net Revenue	$2,003.9	$2,131.8	$2,217.1
Operating Margin	13.1%	14.1%	15.1%
Free Cash Flow	$110.0	$160.0	$210.0

With respect to corporate performance in 2007, the actual performance levels and ratings were as follows (dollars in millions):

	Performance Level	Rating
Net Sales	$2,191.4	1.76
Operating Margin	14.0%	1.08
Free Cash Flow	$195.0	1.76

The corporate performance rating for 2007 was equal to the weighted average number of these factors, or 1.49. The relevant division performance ratings for 2007 were: Domestic Consumer, 1.40; Consumer International, 1.63; Specialty Products, 1.61.

As noted above, a portion of an executive officer’s award that is earned and payable based on achievement of the corporate performance objectives was subject to adjustment based on the achievement of individual objectives. The Compensation & Organization Committee could choose to increase, decrease or leave unchanged the rating initially assigned to this portion of the award based on its assessment of an executive officer’s performance with respect to a number of specific objectives within the following six categories:

•	Brand positioning—This category covers objectives related to marketing our brands.

•	New product development.

•	Global leverage—This category covers objectives related to the growth of our international businesses and application of our supply chain and support resources worldwide.

•	Low cost—This category covers objectives relating to controlling expenses.

•	Merger and acquisition and divestiture activity.

•	Superior leadership—This category covers objectives related to the effectiveness of functional leadership.

The rating applicable to each executive reflected the weighted average number of the applicable performance metrics for corporate performance and division performance applicable to the executive, as adjusted to reflect individual performance. Based on their respective performance ratings, the named executive officers received award payments as shown in the table below:

Name	Applicable Performance Rating	Actual Award Payment ($)	Actual Award as percentage of Target Award Opportunity
James R. Craigie	1.592	1,247,700	132.7%
Matthew T. Farrell	1.542	381,600	128.5%
Mark G. Conish	1.542	238,200	128.5%
Adrian J. Huns	1.498	249,000	124.8%
Joseph A. Sipia, Jr.	1.538	237,600	128.2%

In accordance with Securities and Exchange Commission regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The awards in the “Non-Equity Incentive Plan Compensation” column were determined based on the arithmetic criteria described above. The awards resulting from a rating increase based on achievement of individual objectives appear in the “Bonus” column.

Long-Term Incentives—Stock Options

We generally seek to position long-term incentive awards for the named executive officers to be approximately equivalent to the median level of the comparator companies. We have continued to utilize options on our common stock as our principal form of long-term compensation. Our stock options:

•	have a 10 year term,

•	vest as to all underlying shares on the third anniversary of the date of grant and

•

have an exercise price equal to the fair market value per share on the date of grant, which we determine based on the average of the highest and lowest selling prices as reported on the New York Stock Exchange on the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is dependent on the market performance of our common stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis, based on a multiple of the executive officer’s salary. In connection with our 2007 grants, we used the following multiples of salary for our named executive officers:

Name	Multiple of Salary
James R. Craigie	4.7x
Matthew T. Farrell	2.5x
Mark G. Conish	2.1x
Adrian J. Huns	2.1x
Joseph A. Sipia, Jr.	2.1x

The multiples in 2007 for named executive officers other than Mr. Farrell were unchanged from 2006. Mr. Farrell’s 2007 multiple was determined in accordance with the terms of his offer letter. The considerations relating to the determination of the salary multiples were similar to those discussed above under “Annual Incentive Plan” with respect to the percentage of salary payable at a 1.0 percent performance rating.

In determining the number of shares of underlying options for each of the named executive officers, we divided the dollar amount available for option grants by the average of the high and low market prices for a share of our common stock on the date of grant to determine the number of stock options granted to the executive officer. We rounded the resulting number of shares to the nearest 100 shares.

In addition to the grant of options determined under the formula described above, we granted additional options to Mr. Craigie to purchase 25,000 shares of our common stock. We made this grant in recognition of Mr. Craigie’s additional duties resulting from his election as Chairman of our Board of Directors.

The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table for 2007 generally reflects the dollar amount recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the stock options granted in 2007, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.

Our Stock Award Plan includes provisions generally enabling a person whose employment terminates due to retirement to exercise his or her stock options for a specified period following retirement. We changed these provisions in 2007 for options granted in 2007 and in subsequent years. Prior to the change, the following provisions applied:

Minimum Age and Years of Service at Retirement	Number of Years Following Retirement During which Option May be Exercised*
55-10	1

55-10 (where total of age and years of service is at least 75)	2

65-10	3

*	In no case can an option be exercised following the expiration of its stated term.

In 2007, we determined to amend the Stock Award Plan to replace these provisions with new provisions relating to specified option holders whose employment is terminated by us for a reason other than for cause. The new provisions are applicable to employees who have reached age 55 and have at least 5 years of service with us, where the sum of the employee’s age and service is at least 65. These persons would be able to exercise their options until the third anniversary of the date of their termination of employment.

We decided to make this change because, in recent years, we have filled many senior level management positions with persons who already have substantial employment experience. It is very unlikely that these persons would ever be able to obtain the full three year benefit under the current provisions. Therefore, we were concerned that these employees may conclude that the value of their compensation during their final one or two years of employment may be diminished because the period following retirement during which they could exercise their options would be circumscribed. In addition, we believed that extending the provisions to cover terminations by us other than for cause would further enhance our ability to attract seasoned executives who are considering a change of employment in mid-career or later. The new provisions will not provide any benefit to individuals who voluntarily terminate employment with us prior to retirement.

In determining to adopt the new provisions, we also considered that we have maintained our practice of granting options that do not vest until the third anniversary of the date of grant, at which time they vest in full. This is in contrast to most of our comparator companies that granted options. The terms of options granted by these companies provided for incremental vesting during the vesting period. Moreover, we are conditioning the availability of benefits under the new provisions on the option holder’s agreement to non-competition, confidentiality, non-customer solicitation and non-disparagement covenants.

We have applied special provisions regarding the options granted in 2005, 2006 and 2007 to Mr. Craigie and intend to apply these provisions to his future option grants. Under these provisions, if his employment with us terminates for any reason other than for cause after he has been employed by us for five years and if he is in compliance with our stock ownership guidelines as in effect at the end of the five year period, his options will remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant.

As described below under “Stock Ownership Guidelines,” in 2007 we modified the guidelines as they pertain to Mr. Craigie. He previously met the condition that he acquire at least $500,000 of our common stock in 2005. The Compensation & Organization Committee approved this provision to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our securities, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following termination of his employment.

During 2007, the Compensation & Organization Committee considered the structure of our long-term compensation, namely the fact that stock options constitute our only form of long-term incentive compensation. The Compensation & Organization Committee reviewed published information indicating that most Standard & Poor’s 500 companies and most of the comparator companies have more than one form of long-term incentive compensation. While the Compensation & Organization Committee continues to believe that stock options are an appropriate form of long-term incentive compensation, it will review with management, on an annual basis, the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

Restricted Stock Award Program

We believe it is very important to enhance the linkage of the interests of our executive officers to those of our stockholders by encouraging ownership of our common stock. Under our restricted stock award program, we award restricted stock to executive officers when those executive officers acquire our common stock. Specifically, we award shares of restricted stock to an executive officer who, during a calendar year,

•	defers a portion of his or her salary into a notional investment in common stock under our executive deferred compensation plan, or “EDCP,”

•	defers a portion of his or her award under the annual incentive plan, subject to a limit of 50 percent of the target bonus amount, into a notional investment in our common stock fund under the EDCP,

•	transfers funds within the EDCP into the notional investment in common stock or

•	otherwise purchases our common stock, except as described below.

We award the restricted stock on the first Monday in March of the succeeding calendar year. The number of shares awarded has a fair market value equal to 20 percent of the value of the acquired notional investment in our common stock and the otherwise purchased common stock. For this purpose, the value of the acquired notional investment and otherwise purchased common stock may not exceed 50 percent of the executive officer’s target bonus in the year preceding the year in which we award the restricted stock. Restricted shares awarded under the program vest on the third anniversary of the date of award. In addition to encouraging share ownership, we believe the vesting terms of the restricted stock provide a meaningful incentive for continued employment. Restricted shares issued under this program in 2007 are set forth below in the Grants of Plan-Based Awards Table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.”

The restricted stock award program is not intended to provide an incentive to purchase our common stock where other incentives related to the acquisition of our common stock already exist. Therefore, we do not award restricted stock for purchases of our stock under plans that provide discounts or other direct economic benefits for employees. For example, we do not provide restricted stock awards for purchases of our common stock under our employee stock purchase plan, which provides a discount from market price permitted by the Internal Revenue Code, or under our savings and profit sharing plan, which provides for our matching contributions on a portion of employee contributions into the plan.

Perquisites and Charitable Contributions

We currently do not have programs for providing personal benefit perquisites to executive officers. We do not participate in charitable awards programs or charitable legacy programs in the name of any of our directors. We do, from time to time, make donations to charities to which our directors and executive officers provide service. The aggregate amount of all donations to these charities was $10,000 in 2007.

STOCK OPTION GRANT PRACTICES

For the past several years, our Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and others effective on the Monday falling most closely to the midpoint between the first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant.

The per share exercise price of stock options is equal to the average of the high and low prices of a share of our common stock on the effective date of a grant. Under the proposed 2008 Omnibus Equity Plan that is being submitted to stockholders for approval, the per share exercise price of stock options would be equal to or greater than the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

Our Compensation & Organization Committee delegates to our Executive Vice President Human Resources the ability to approve stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition. The Compensation & Organization Committee approved 58,000 shares for these purposes in 2007. The timing and pricing of the option grants in 2007 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

STOCK OWNERSHIP GUIDELINES

In 2004, we adopted executive officer stock ownership guidelines to further align the interests of executive officers with the interests of our stockholders. The guidelines specify the number of shares of our common stock that our executive officers must accumulate by the end of 2009. Original guidelines were established on January 1, 2005 based on salary levels on that date and the average closing price of our common stock during 2004. An executive officer who became subject to the guidelines after January 1, 2005 had stock ownership requirements computed based on a multiple of his or her salary at the time the executive officer became subject to the guidelines and the average closing price of our common stock for the prior 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and prior average closing stock price over the preceding 12 months. The most recent recalibration occurred on January 1, 2008. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually.

In 2007, we agreed to defer, by one year, the deadline for Mr. Craigie’s compliance with the stock ownership requirements. We did this because Mr. Craigie transferred to his former spouse, as part of a divorce settlement, a number of shares having a value approximately equivalent to one year’s applicable salary. As modified, guidelines applicable to Mr. Craigie require that he reach a stock ownership level equivalent to four times salary by the end of 2009 and five times salary by the end of 2010. See “2007 Compensation—Long-Term Incentives—Stock Options” for a description of special provisions that will apply to Mr. Craigie’s stock options if he is in compliance with our stock ownership guidelines in 2009.

The guidelines applicable to each of the named executive officers, and the named executive officer’s progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Base Salary(1) ($)	Multiple of Salary Subject to Guidelines	Applicable Price Per Share ($)	Required Number of Shares to be Held	Number of Shares Held at 12/31/07(2)
James R. Craigie	800,000	5.0x	48.81	82,000	42,759
Matthew T. Farrell	450,000	5.0x	48.81	46,000	45,060
Mark G. Conish	312,000	2.5x	48.81	16,000	31,297
Adrian J. Huns	335,000	2.5x	48.81	17,000	12,380
Joseph A. Sipia, Jr.	312,000	2.5x	48.81	16,000	15,970

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2008. Applicable price per share is the average closing stock price during 2007. Base salary levels and applicable price per share will be readjusted in 2011.

(2)

Stockholdings include shares owned by the executive officer or members of his or her immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan, restricted stock held by the executive officer and share equivalents held for the account of the executive officer in the EDCP.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements that address compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in most cases not only for executives, but for other employees as well.

Savings and Profit Sharing Plan for Salaried Employees

This plan is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her salary (12 and 15 percent for highly compensated employees in the first and second half of 2007, respectively) on a pre-tax or post-tax basis (post-tax contributions are limited to six percent of salary). We provide a matching contribution equal to 50 percent of the first six percent of salary that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures used to calculate the annual contribution level are identical to the company-wide measures described above under “Annual Incentive Plan,” and achievement of the target performance rating would result in a contribution of 7.3 percent. Based on our performance, we made a contribution in 2008 equal to 9.0 percent of a participant’s eligible compensation in respect of 2007 performance. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $225,000 in 2007).

Employee Stock Purchase Plan

This plan is a tax qualified employee stock purchase plan generally available to our domestic employees and employees of some of our foreign subsidiaries who work at least 20 hours per week. Mr. Craigie, Mr. Farrell and Mr. Sipia participate in this plan. Under the plan, a participant may contribute up to 10 percent of his or her salary and wages towards the purchase of our common stock on the last business day of a calendar month. The purchase price generally is equal to 85 percent of the closing price of our common stock on the second Friday of the month. As a result of Internal Revenue Code limits, no participant may purchase more than $25,000 worth of common stock in any calendar year.

Executive Deferred Compensation Plan (“EDCP”)

This plan and its predecessor collectively have been in effect for over 20 years. The plan is a nonqualified deferred compensation plan that provides tax benefits for executive officers. All named executive officers participate in the plan. Under the EDCP, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under our annual incentive plan. We provide a contribution equal to any matching contributions and profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for (1) the Internal Revenue Code limit on the amount of eligible compensation under that plan and (2) the participant’s deferrals into the EDCP. Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. Alternatively, the executive officer may choose to receive an in-service distribution in a lump sum or in up to four annual payments in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control and Severance Agreements

In 2005, the Compensation & Organization Committee retained Pearl Meyer & Partners, our compensation consultant at that time, to provide a review of change in control arrangements for executive officers, including the practices of our comparator companies at that time. The Pearl Meyer & Partners study noted that 14 of the 18 comparator companies then referenced by us provide certain benefits and protection upon a change in control, although there were differences among the companies with regard to the scope of benefits.

Based on the Pearl Meyer & Partners study and consideration by both the Compensation & Organization Committee and the Board of Directors, we adopted change in control and severance agreements for our executive officers. In making this determination, we considered that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements serve to provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. In providing a higher level of benefits to Mr. Craigie than to our named executive officers, we referenced data from the Pearl Meyer & Partners study indicating that a higher level of benefits for a CEO was in line with marketplace practices. We also determined to provide benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. In addition, if the executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment to be received under the agreement in connection with a change in control, additional payments will be made to the executive officer. These additional payments are designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payments, the executive officer will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payments.

See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executive officers, unless certain conditions are met. To the extent feasible, we structure executive compensation under our benefit plans to preserve deductibility for federal income tax purposes. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

As noted above, under our change in control and severance agreements, our executive officers will be entitled to receive additional payments if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in additional payments to our executive officers, particularly Mr. Craigie, who is entitled to receive a larger payment than other executive officers following a change in control if the conditions for payment are satisfied. Nevertheless, we believe that the payments relating to the excise tax are appropriate to preserve the intended benefits under the agreements, as well as the incentive for executive officers to maintain their employment with us.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2007 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, to determine, subject to Board of Directors ratification, the types and amounts of most compensation for executive officers, and to administer our incentive compensation and stock option plans. All compensation for Mr. Craigie ultimately must be ratified by a majority of the independent Directors of the Board, while the Board of Directors ratifies compensation for other executive officers. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages outside consulting firms to assist in its review of compensation for executive officers.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Robert D. LeBlanc, Chairperson

T. Rosie Albright

Ravichandra K. Saligram

John O. Whitney

2007 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of the next three most highly paid executive officers for 2007 and 2006. We sometimes refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)		Total ($)
James R. Craigie	2007	783,750	79,912	58,616	1,551,615	1,167,788	—	204,505	(7)	3,846,186
Chairman and Chief Executive Officer	2006	726,050	46,450	43,329	1,242,389	1,074,850	—	186,409		3,319,477

Matthew T. Farrell	2007	450,000	187,825	694,628	435,156	368,775	—	79,579	(8)	2,215,963
Executive Vice President Finance and Chief Financial Officer	2006	128,077	400,000	238,762	105,797	—	—	14,292		886,928

Mark G. Conish	2007	309,000	7,995	7,545	301,601	230,205	—	63,597	(9)	919,943
Executive Vice President, Global Operations	2006	296,000	7,960	3,174	177,058	219,040	—	59,682		762,914

Adrian J. Huns	2007	332,500	—	12,903	294,082	249,000	—	58,528	(10)	947,013
Executive Vice President, President International Consumer Products	2006	322,750	400,000	11,922	178,975	203,300	—	54,423		1,171,370

Joseph A. Sipia, Jr.	2007	309,000	—	25,345	311,351	237,600	—	104,694	(11)	987,990
Executive Vice President, President and Chief Operating Officer Specialty Products Division	2006	296,800	—	12,065	210,365	191,100	—	95,837		806,167

(1)

The following executive officers deferred a portion of their annual incentive plan award payouts under the Executive Deferred Compensation Plan (“EDCP”): Mr. Craigie, $623,850; Mr. Farrell, $324,360; Mr. Conish, $119,100; Mr. Huns, $99,600; Mr. Sipia, $71,280. In addition, if deferrals are made into a notional investment in our common stock under the EDCP, we provide restricted stock having a fair value equal to 20 percent of the value of the acquired notional investment. See “Compensation Discussion and Analysis—2007 Compensation—Restricted Stock Award Program” and the Grants of Plan-Based Awards table on page 30 for additional information.

(2)	See “Compensation Discussion and Analysis—2007 Compensation—Annual Incentive Plan” for information regarding the amounts in this column.

(3)

The amounts shown for stock awards are equal to the dollar amounts recognized for financial statement purposes in 2007 with respect to restricted stock awards, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For information regarding the number of shares subject to 2007 restricted stock awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 30.

(4)

The amounts shown for option awards are equal to the dollar amounts recognized for financial statement purposes in 2007 with respect to stock option grants, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For information regarding the number of shares subject to 2007 stock option grants, other features of those grants, and the grant date fair value of the grants, see the Grants of Plan-Based Awards table on page 30.

(5)

Represents payments under our annual incentive plan based on achievement of company-wide and, if applicable, division performance measures. See “Compensation Discussion and Analysis—2007 Compensation—Annual Incentive Plan.”

(6)

In the Summary Compensation Table included in last year’s proxy statement, we included earnings on nonqualified deferred compensation based on an increase in the value of participants’ notional investment in our common stock. However, we believe these amounts should not have been included because they reflected only the actual market appreciation in our common stock and did not provide an “above-market” return. Therefore, these amounts are no longer included for 2006.

(7)

Includes $18,000 contributed for Mr. Craigie’s account under our Profit Sharing and Savings Plan; $175,705 contributed for his account under the EDCP, $800 in dividends earned on restricted stock and a donation of $10,000 made by Church & Dwight Co., Inc. to Graham Windham, a non-profit organization of which Mr. Craigie is a Board member.

(8)	Includes $25,219 contributed for Mr. Farrell’s account under our Profit Sharing and Savings Plan, $47,250 contributed for his account under the EDCP and $7,110 in dividends earned on restricted stock.

(9)

Includes $27,000 contributed for Mr. Conish’s account under our Profit Sharing and Savings Plan, $30,510 contributed for his account under the EDCP, $119 in dividends earned on restricted stock and $5,968 in insurance premiums.

(10)	Includes $27,000 contributed for Mr. Huns’ account under our Profit Sharing and Savings Plan, $31,197 contributed for his account under the EDCP and $331 in dividends earned on restricted stock.

(11)	Includes $26,910 contributed for Mr. Sipia’s account under our Profit Sharing and Savings Plan, $77,379 contributed to his account under the EDCP and $405 in dividends earned on restricted stock.

Employment Agreements

We entered into an employment agreement with Mr. Craigie on June 11, 2004, relating to Mr. Craigie’s employment as President and Chief Executive Officer. The agreement provides for an initial annual base salary of $650,000; a “sign-on” grant of stock options to purchase 187,500 shares of our common stock (adjusted to reflect a 3-for-2 stock split on September 1, 2004); an annual incentive compensation award target of 100% of annual base salary, subject to a maximum award payout amount not to exceed 200% of annual base salary, and participation in our health, welfare and retirement savings plans.

We entered into an employment agreement with Mr. Farrell on August 23, 2006, relating to Mr. Farrell’s employment as Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $450,000; a $350,000 “sign-on” bonus; a “sign-on” grant of stock options to purchase 75,000 shares of our common stock; which will vest on the third anniversary of his commencement of employment; a “sign-on” grant of 35,000 shares of restricted common stock which will vest in one-third increments on the first, second and third anniversary of his commencement of employment; an annual incentive compensation award payout of $225,000 for 2006; and participation in Church & Dwight’s health, welfare and retirement savings plans. The agreement also provides that Mr. Farrell’s annual incentive compensation award target for 2007 was 55% of base salary. For 2008 and thereafter, Mr. Farrell’s annual incentive compensation award target will be 60% of base salary.

Mr. Huns entered into an Employment Agreement with Armkel, LLC on June 1, 2002, which we assumed effective upon the merger of Armkel with us on May 28, 2004. The agreement now relates to Mr. Huns’ employment as our President, International Consumer Products. The agreement provides for a minimum base salary of $275,000 annually; a “sign-on” bonus of $600,000; a retention bonus of $600,000 that was paid on October 1, 2003; an annual incentive compensation award target of 55% of annual base salary, subject to a maximum award payout not to exceed 110% of annual base salary; and certain other benefits generally made available to executives. In accordance with the terms of the employment agreement, and as a result of Armkel’s merger into us, Mr. Huns was entitled to a change in control bonus comprised of $930,000 and an equity appreciation award of $270,000. The change in control bonus, totaling $1,200,000, was payable in three equal $400,000 installments, the first of which was paid on July 15, 2004, the second of which was paid on May 28, 2005 and the last of which was paid on May 28, 2006. In 2006, Mr. Huns’ annual incentive compensation bonus target was reduced to 50%.

We entered into an Employment Agreement with Mr. Sipia on February 1, 2002 relating to Mr. Sipia’s employment as President and Chief Operating Officer of the Specialty Products Division. The agreement provides for an initial annual base salary of $250,000; an annual incentive compensation award target of 55% of annual base salary; subject to a maximum award payout amount not to exceed 110% of annual base salary; our contribution of an amount equal to an additional 10% of compensation (salary and annual incentive plan award payout) for Mr. Sipia’s account under the EDCP, which percentage will decrease to 7% at age 62, 4% at age 63 and 0 at age 64; “sign-on” and special grants of stock options to purchase 25,950 and 11,550 shares, respectively of our common stock (in each case adjusted to reflect a 3-for-2 stock split on September 1, 2004); and participation in our health, welfare and retirement savings plans. In 2006, Mr. Sipia’s annual incentive compensation bonus target was reduced to 50%.

2007 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the named executive officers in 2007.

Name	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(2)	Target ($)	Maximum ($)
James R. Craigie	3/5/2007	11/2/2004				770			36,075
	6/18/2007	5/2/2007					102,000	48.80	1,770,720
	3/2/2007		—	940,500	1,567,500
Matthew T. Farrell	3/5/2007	11/2/2004				477			22,347
	6/18/2007	5/2/2007					23,100	48.80	401,016
	3/2/2007		—	297,000	495,000
Mark G. Conish	3/5/2007	11/2/2004				110			5,154
	6/18/2007	5/2/2007					13,400	48.80	232,624
	3/2/2007		—	185,400	309,000
Adrian J. Huns	6/18/2007	5/2/2007					14,400	48.80	198,576
	3/2/2007		—	199,500	332,500
Joseph A. Sipia, Jr.	3/5/2007	11/2/2004				315			14,758
	6/18/2007	5/2/2007					13,400	48.80	232,624
	3/2/2007		—	185,400	309,000

(1)

For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.” For information regarding the timing of restricted stock awards under our restricted stock award program, as approved by the Board on November 2, 2004, see “Compensation Discussion and Analysis—Restricted Stock Award Program.”

(2)	There is no specified minimum award payout under our annual incentive plan.
(3)

These awards were made under our annual incentive plan. See “Compensation Discussion and Analysis—2007 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)

The stock awards represent the number of restricted shares granted to each named executive officer under our Restricted Stock Program. See “Compensation Discussion and Analysis—2007 Compensation—Restricted Stock Program” for further information about the Restricted Stock Award Program. All restricted stock vests on the third anniversary of the grant date.

(5)

The amounts shown in this column represent the shares of our common stock underlying options granted under our Stock Award Plan. All options were granted with an exercise price per share equal to the average of the high and low reported sales prices per share on the New York Stock Exchange on the date of grant. The options vest as to all underlying shares on the third anniversary of the grant date and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in our Stock Award Plan, all stock options granted prior to the change in control immediately vest.

(6)	The grant date fair value is computed in accordance with SFAS 123(R).

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

James R. Craigie	134,535		29.81	6/21/2014
		57,463	35.29	6/20/2015
		70,694	35.02	6/19/2016
		102,000	48.80	6/18/2017
					2,846	153,883
Matthew T. Farrell		75,000	38.28	9/19/2016
		23,100	48.80	6/18/2017
					23,811	1,287,461
Mark G. Conish	18,000		22.37	6/17/2012
	18,300		21.86	6/16/2013
	11,850		29.50	6/14/2014
		15,300	35.29	6/20/2015
		19,500	35.02	6/19/2016
		13,400	48.80	6/18/2017
					423	22,872
Adrian J. Huns	18,000		29.50	6/14/2014
		15,600	35.29	6/20/2015
		19,500	35.02	6/19/2016
		14,400	48.80	6/18/2017
					1,103	59,639
Joseph A. Sipia, Jr.	11,550		19.59	2/1/2012
	5,036		22.37	6/17/2012
	16,464		21.86	6/16/2013
	19,050		29.50	6/14/2014
		16,500	35.29	6/20/2015
		18,000	35.02	6/19/2016
		13,400	48.80	6/18/2017
					1,423	76,942

(1)	Options vest as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
35.29	6/20/2015	6/20/2008
35.02	6/19/2016	6/19/2009
38.28	9/19/2016	9/19/2009
48.80	6/18/2017	6/18/2010

In the event of a “change in control,” as defined in our Stock Award Plan, all stock options granted prior to the change in control immediately vest.

(2)	Restricted Stock held by each of the named executive officers vests as follows:

	No. of Shares	Vesting Date
James R. Craigie	739	4/7/2008
	1,337	3/6/2009
	770	3/5/2010

Matthew T. Farrell	11,667	9/19/2008
	11,667	9/19/2009
	477	3/5/2010

Mark G. Conish	66	4/7/2008
	247	3/6/2009
	110	3/5/2010

Adrian J. Huns	598	4/7/2008
	505	3/6/2009

Joseph A. Sipia, Jr.	645	4/7/2008
	463	3/6/2009
	315	3/5/2010

In the event of a “change in control,” as defined in our Stock Award Plan, all shares of restricted stock granted prior to the change in control immediately vest.

(3)	Based on the $54.07 per share closing price of our common stock on December 31, 2007 as reported by the New York Stock Exchange.

2007 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the named executive officers during 2007 and vesting of restricted stock held by the named executive officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Craigie	—	—	—	—
Matthew T. Farrell	—	—	11,666	527,537	(2)
Mark G. Conish	17,250	582,130	—	—
Adrian J. Huns	—	—	—	—
Joseph A. Sipia, Jr.	64,450	1,752,079	—	—

(1)	Based upon the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.
(2)	Based on the $45.22 per share closing price of our common stock on September 19, 2007, as reported by the New York Stock Exchange.

2007 NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are among employees eligible to participate in our Executive Deferred Compensation Plan. Participants can elect to defer up to 85% of their salary and annual incentive plan award payout. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are a group of mutual funds. We also make contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under our Savings and Profit Sharing Plan but for (i) limitations imposed by the Internal Revenue Code on plan contributions and (ii) the participant’s deferrals under our Executive Deferred Compensation Plan. Following retirement, participants may elect to receive either lump sum payment or installment payments for up to 20 years. Under some circumstances, participants also may elect to receive an in-service distribution in a lump sum or in installments over a period of up to four years. A participant’s interest in the portion of his or her account derived from our contributions vests over a period of four to five years from commencement of employment, and any unvested portion vests upon the death of a participant.

The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2007.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
James R. Craigie	560,650	153,351	379,034	1,132,355	1,987,766
Matthew T. Farrell	220,262	6,750	25,929	—	252,941
Mark G. Conish	79,450	28,476	109,016	30,597	746,896
Adrian J. Huns	81,320	28,173	194,673	—	2,001,691
Joseph A. Sipia, Jr.	—	69,658	142,665	—	1,572,463

(1)

Includes for the named executive officers the following amounts that are also reported in the Summary Compensation Table: Mr. Craigie, $15,500; Mr. Farrell, $6,750; Mr. Conish, $2,520; Mr. Huns, $3,225; Mr. Sipia, $2,610.

(2)

Includes for the named executive officers the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Craigie, $1,575,607; Mr. Farrell, $220,262; Mr. Conish, $187,365; Mr. Huns, $693,814; Mr. Sipia, $748,852.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2007 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under the Executive Deferred Compensation Plan—see “2007 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2007 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50% or more of our common stock,

•

our stockholders approve a merger or other business combination or a sale of all or substantially all of our assets (and, in the case of Mr. Sipia, the sale of our Specialty Products Division in addition to the aforementioned), or

•

within any 24-month period, “incumbent Directors” no longer constitute at least a majority of the Board; “incumbent Directors are (i) persons who were Directors immediately before the beginning of the 24-month period and (ii) persons who are elected to the Board by a two-thirds vote of the incumbent Directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target award for the year in which such termination occurs, and

•	a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•

a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year which has expired on the date of termination of employment (to be paid six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a demotion in title, position or duties; (ii) the executive officer’s base salary and target award percentage or benefits are decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event an executive officer is liable for payment of any excise tax under Section 4999 of the Internal Revenue Code of 1986, the executive officer will receive a special tax reimbursement equal to the excise tax plus any additional federal, state and local income taxes attributable to the excise tax reimbursement.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance and (iii) payment for unused vacation time. The agreement also contains non-competition and non-solicitation provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under our Stock Award Plan, upon a change in control all stock options and restricted stock granted prior to the change in control immediately vest. The definition of “change in control” under the Stock Award Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements.

Table of Benefits Upon Termination Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2007 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $54.07 closing price per share of our common stock on December 31, 2007, as reported by the NYSE.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $54.07 per share closing price of our common stock on December 31, 2007, as reported by the NYSE.

•

Excise Tax and Gross-Up benefits are equal to the amount of the excise tax reimbursement to the named executive officer and additional reimbursed income tax liabilities resulting from the reimbursement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

James R. Craigie Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	4,800,000	1,600,000	—	—
Stock Options	2,963,416	—	—	—
Restricted Stock	153,883	—	—	153,883
Excise Tax and Gross-Ups	2,091,150	—	—	—
Health and Welfare Benefits	26,412	17,608	—	—
Total	10,034,861	1,617,608	—	153,883

Matthew T. Farrell Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,395,000	450,000	—	—
Stock Options	1,306,362	—	—	—
Restricted Stock	1,287,461	—	—	1,287,461
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	16,768	8,384	—	—
Total	4,005,591	458,384	—	1,287,461

Mark G. Conish Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	936,000	312,000	—	—
Stock Options	729,427	—	—	—
Restricted Stock	22,872	22,872	22,872	22,872
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	27,195	13,597	—	—
Total	1,715,494	348,469	22,872	22,872

Adrian J. Huns Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,005,000	335,000	—	—
Stock Options	740,331	—	—	—
Restricted Stock	59,639	59,639	59,639	59,639
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	17,616	8,808	—	—
Total	1,822,586	403,447	59,639	59,639

Joseph A. Sipia, Jr. Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	936,000	312,000	—	—
Stock Options	723,388	—	—	—
Restricted Stock	76,942	17,032	17,032	76,942
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	17,784	8,892	—	—
Total	1,754,114	337,924	17,032	76,942

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2007

The following table provides information as of December 31, 2007 regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	4,231,322	30.24	2,587,319

PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 TO 300,000,000 SHARES

The Board has approved an amendment to our restated certificate of incorporation to increase the authorized number of shares of our common stock, $1.00 par value, by 150,000,000, shares from 150,000,000 shares to 300,000,000 shares, subject to stockholder approval. The authorized number of shares of our preferred stock would not be affected and would continue to be 2,500,000 shares.

As of February 29, 2008, 66,386,203 shares of our common stock were issued and outstanding. As of that date, an additional 6,818,641 shares of common stock were reserved for issuance under our equity compensation plans, including 4,236,472 shares underlying outstanding stock options, but not including unvested restricted shares, which we treat as outstanding. If the stockholders approve the proposed Omnibus Equity Compensation Plan, a total of 8,236,472 shares will be reserved for issuance under our equity compensation plans, including 4,236,472 shares underlying stock options. In addition, as of February 29, 2008, 3,223,685 shares of our common stock were issuable upon conversion of our 5.25% Convertible Senior Debentures due 2033.

The Board believes that the adoption of the proposed amendment is in the best interests of our stockholders. The proposed increase in the number of shares of our authorized common stock will provide us with the ability to issue common stock for a variety of corporate purposes, including stock splits or other recapitalizations, acquisitions or other business development efforts, equity financings, grants of stock options and other equity-based instruments, and other corporate purposes.

We do not have any present plans, agreements or understandings regarding the issuance of our common stock other than under our equity compensation plans, proposed Omnibus Equity Compensation Plan and convertible debentures. No further action or authorization by our stockholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or by the rules of the New York Stock Exchange or any other stock exchange on which our securities may then be listed. If the proposed amendment is approved, it will become effective upon filing of a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware.

If the proposed amendment to our restated certificate of incorporation is approved, the additional authorized common stock would have rights identical to our currently outstanding common stock. The proposed increase in the number of shares of common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect on current holders of our common stock. However, to the extent that the additional authorized shares are issued in the future, they may decrease the percentage equity ownership of existing stockholders and dilute earnings and book value on a per share basis. Our stockholders have no preemptive rights to subscribe for additional shares of common stock when issued, which means that current stockholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of our common stock.

We are not seeking approval of the proposed amendment to inhibit a change in control. We are aware, however, that under certain circumstances the issuance of common stock could discourage, or make more difficult, efforts to obtain control of us, although we are not aware of any pending or threatened efforts to acquire control of us.

If the proposed amendment is approved, a certificate of amendment will be filed with the Secretary of State of the State of Delaware amending paragraph (a) of Article FOURTH of our restated certificate of incorporation in its entirety as follows:

“FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 302,500,000 shares of two classes: 300,000,000 shares shall be common stock, at $1.00 par value per share, and 2,500,000 shares shall be Preferred Stock, at $1.00 par value per share.”

Your Board Recommends a Vote FOR approval of the amendment to our restated certificate of incorporation.

PROPOSAL TO APPROVE THE

CHURCH & DWIGHT CO., INC. OMNIBUS EQUITY COMPENSATION PLAN

On March 5, 2008, the Board adopted the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan (the “Plan”), subject to stockholder approval. The Board has directed that the proposal to approve the Plan be submitted to our stockholders for their approval at the Annual Meeting. Stockholder approval is being sought (i) in order to meet the New York Stock Exchange listing requirements, (ii) so that compensation attributable to grants under the Plan may qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code (the “Code”) (see discussion of “Federal Income Tax Consequences” below), and (iii) in order for incentive stock options to meet the requirements of the Code.

Under the Plan, selected employees and non-employee Directors will have the opportunity to receive grants of equity-based awards. The Board believes that the Plan will encourage participants to contribute significantly to our growth and will align the economic interests of the participants with our stockholders.

If approved by the stockholders, the Plan will become effective on May 1, 2008. If for any reason our stockholders do not approve the Plan at the Annual Meeting, the Plan will not become effective and no grants will be made under the Plan. If the Plan is approved by our stockholders, then no further grants will be made under our Stock Award Plan, Directors Stock Option Plan or Directors Compensation Plan.

The material terms of the Plan are summarized below. A copy of the full text of the Plan is attached to this proxy statement as Appendix A. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan.

Material Features of the Plan

General.     The Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights

•	Other stock-based awards

The Plan authorizes up to 4,000,000 shares of common stock for issuance, subject to adjustment as described below. Within this limit, the maximum aggregate number of shares of common stock that may be issued under stock awards, stock units and other stock-based awards during the term of the Plan is 1,000,000 shares, also subject to adjustment as described below.

If and to the extent options and stock appreciation rights granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised, or if any stock units, stock awards or other stock-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to these grants will become available again for purposes of the Plan. Shares of common stock surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes, will not be reissued under the Plan. If stock appreciation rights are granted, the full number of shares subject to the stock appreciation rights will be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. Stock units that are designated in the grant agreement to be paid in cash rather than in shares of common stock will not count against the aggregate share limit.

The Plan provides that the maximum aggregate number of shares of common stock with respect to which grants may be made to any individual during any calendar year is 750,000 shares, subject to adjustment as described below. All grants under the Plan will be expressed in shares of common stock. If dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, a participant may not accrue more than $100,000 of such dividend equivalents during any calendar year.

Administration.    The Plan initially will be administered and interpreted by the Compensation & Organization Committee. The Board may appoint any other committee of non-employee directors to administer the Plan. We refer to the committee administering the Plan as the “Committee.” In addition, the Board will administer the Plan for non-employee Directors, and references below to the Committee include the Board where appropriate. The Committee may appoint an administrative committee comprised of our employees to perform ministerial functions under the Plan.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and any acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the Plan. Grants made by the Committee may be subject to ratification by the Board.

Eligibility for Participation.    All of our employees and the employees of our subsidiaries, and all of our non-employee directors, are eligible to receive grants under the Plan. As of February 29, 2008, approximately 3,700 employees and 11 non-employee directors are eligible to receive grants under the Plan.

Types of Awards.

Stock Options

The Committee may grant options that are intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will be equal to or greater than the last sale price of the underlying shares of common stock reported on the New York Stock Exchange on the date of grant.

An ISO may not be granted to an employee who holds more than 10% of the total combined voting power of all classes of our outstanding stock unless the exercise price per share is not less than 110% of the last reported sale price of the underlying shares of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the term of each option, which may not exceed ten years from the date of grant. The Committee will also determine the other terms and conditions of options, including the date or dates they become exercisable. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

A participant may exercise an option by delivering a notice of exercise to us. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) if the Committee permits, by delivering shares of common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of common stock having an aggregate fair market value on the date of exercise equal to the exercise price; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; or (iv) by such other method as the Committee may approve.

The Committee will determine under what circumstances, if any, and during what time periods a participant may exercise an option after termination of employment or service.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the participant with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions of the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes distributable, it will be paid to the participant in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. The Committee may accelerate the vesting of any or all outstanding stock units at any time for any reason. The Committee will determine in the grant agreement under what circumstances a participant may retain stock units after termination of employment or service, and the circumstances under which stock units may be forfeited.

The Committee may grant dividend equivalents in connection with stock units. Dividend equivalents will be payable in cash or shares of common stock and may be paid currently or may be deferred. The terms and conditions of dividend equivalents will be determined by the Committee.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Plan. The Committee will determine the number of shares of common stock subject to the grant of stock awards and the restrictions and other terms and conditions of the grant. The Committee may accelerate the vesting of any or all outstanding stock awards at any time for any reason. The Committee will determine in the grant agreement under what circumstances a participant may retain stock awards after termination of employment or service, and the circumstances under which stock awards may be forfeited.

The Committee will determine whether and under what conditions participants will have the right to vote shares of common stock and to receive dividends paid on such shares during the restriction period. The Committee may determine that a participant’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions. Accumulated dividends may be paid in cash, shares of common stock or in such other form as dividends are paid on common stock, as determined by the Committee.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SARs”) to anyone eligible to participate in the Plan. SARs may be granted in tandem with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount for the SAR. Payment will be made in cash, shares of common stock or a combination of the two.

The base amount of each SAR will be determined by the Committee and will be not less than the last sale price of a share of common stock reported on the New York Stock Exchange on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee will determine under what circumstances and during what time periods a participant may exercise an SAR after termination of employment or service.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of common stock, and will be payable in cash, in shares of common stock or in a combination of cash and shares of common stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation.    The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, dividend equivalents or other stock-based awards granted to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the relevant performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the participant’s death or disability during the performance period, a change in control, or other specified circumstances, in each case consistent with Department of the Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, price-earnings multiples, net income, income from operations, net sales, organization or sales growth, number of days sales outstanding in accounts receivable, productivity, operating margins, profit margins, consolidated income before or after taxes (including earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, return on stockholder equity, total shareholder return, return on invested capital, expenses, book value, expense management, improvements in capital structure, profitability, growth in assets, unit volume, sales, cash flow, market share, credit rating, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions, divestitures or strategic partnerships. The performance goals may relate to one or more business units or the performance of our company and our subsidiaries as a whole, or any combination of the foregoing.

The Committee will not have the discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable under grants designated by the Committee as qualified performance-based compensation. At the end of the performance period, the Committee will certify the performance results for the performance period, and determine the amount, if any, to be paid under each grant based on the achievement of the performance goals and the satisfaction of all other terms of the grant agreement.

Deferrals.    The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with any grant under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of common stock by reason of a stock dividend, spinoff, recapitalization, stock split, combination or exchange of shares, merger, reorganization, consolidation, reclassification, change in par value or any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock any individual may receive under grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued under the Plan, and the price per share or the applicable market value of the grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number or kind of issued shares of common stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change in control, the provisions of the Plan applicable to a change in control will apply.

Change in Control.    Unless the Board determines otherwise, effective upon the date of the change in control:

•	All outstanding options and SARs will automatically accelerate and become fully exercisable;

•	The restrictions and conditions on all outstanding stock awards will immediately lapse; and

•	All stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target values, or in such greater amounts as the Board may determine.

Notwithstanding the foregoing, in the event of a change in control, the Board may take any of the following actions with respect to any or all outstanding grants under the Plan:

•

Require that participants surrender their options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Board, in an amount equal to the amount by which the then fair market value of the shares subject to the participant’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•	After giving participants the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Board deems appropriate;

•

Determine that participants holding stock units, other stock-based awards or dividend equivalents will receive one or more payments in settlement of such stock units, other stock-based awards or dividend equivalents, in such amount and form and on such terms as may be determined by the Board; or

•

Determine that outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation) that have value and terms that are at least equivalent to grants in effect before the change in control.

For purposes of the Plan, a change in control will be deemed to have occurred if one of the following events occurs:

•	Any person becomes the beneficial owner of shares of common stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Board;

•

Consummation of any merger or other business combination of our company, sale of all or substantially all of our assets or a combination of the foregoing transactions, other than a transaction involving only us and one or more of our subsidiaries or a transaction immediately following which our stockholders immediately prior to the transaction continue to have a majority of the voting power in the resulting entity; or

•

A majority of the members of the Board is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds of the members of the Board prior to the date of the appointment or election.

The Board may provide in a grant agreement that a sale or transaction involving a subsidiary or one of our business units will be considered a change in control for purposes of a grant, or establish other provisions that will be applicable in the event of a specified transaction.

Transferability of Grants.    Only the participant may exercise rights under a grant during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. The Committee may provide, in a grant agreement, that a participant may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside the United States.    If any individual who receives a grant under the Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable country.

No Repricing of Options or SARs.    Neither the Board nor the Committee can amend the Plan or options or SARs previously granted under the Plan to permit a repricing of options or SARs, without prior stockholder approval.

Amendment and Termination of the Plan.    The Board may amend or terminate the Plan at any time, subject to stockholder approval of any amendment for which such approval is required under any applicable laws or stock exchange requirements. The Plan will terminate on May 1, 2018, unless the Plan is terminated earlier by the Board or is extended by the Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation.    The Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if required by section 162(m) of the Code for qualified performance-based compensation.

Grants Under the Plan.    No equity grants have been made under the Plan. Grants to employees under the Plan are discretionary, so it is not currently possible to predict the number of shares of common stock that will be granted or who will receive grants under the Plan after the Annual Meeting. Under the Board’s policy for compensating directors, each director will receive compensation (i.e., annual retainer and meeting fees) in the form of shares of our common stock each quarter, unless the director elects to defer payment of such compensation until the director ceases to be a member of the Board. A director may also elect each year for the next following year to receive his or her compensation 50% in cash and 50% in shares of common stock instead of 100% in shares of common stock. See “Corporate Governance—Compensation Plan for Directors” and “Corporate Governance—Deferred Compensation Plan for Directors” for additional information. In addition to the foregoing compensation, our directors will be eligible to receive an option to purchase 5,000 shares of our common stock on the date of the Annual Meeting. Newly-elected directors will be eligible to receive an option to purchase 5,000 shares of our common stock on the date of election, but may not receive more than one grant in any calendar year.

The last reported sale price of our common stock on February 29, 2008, was $53.46 per share.

Federal Income Tax Consequences

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders and not as tax guidance to participants, as the consequences may vary with the types of grants made, the identity of the participants and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the participants’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the participant holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the participant.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or other specified officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents and other stock-based awards granted under the Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of one or more of the specific performance goals discussed above, in accordance with the requirements of section 162(m) of the Code.

We have the right to require that participants pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a participant an amount necessary to satisfy these obligations. The Committee may permit a participant to satisfy the participants’ withholding obligation with respect to grants paid in common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Your Board Recommends a Vote FOR approval of the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP to audit our consolidated financial statements and our internal control over financial reporting for 2008. In accordance with past practice, this selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as our auditors since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household annual reports to stockholders and proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate annual report to stockholders and proxy statement, or if a stockholder received multiple copies of the annual report to stockholders and proxy statement and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, Computershare Investor Services LLC, 2 N. LaSalle St., Chicago, Illinois 60602, phone: 312-588-4219, if the shares are registered in the name of the stockholder. We will promptly send additional copies of the annual report and proxy statement following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our Directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2007, except that Ms. Albright, Dr. Dixon and Messrs. Cugine, Farrell, Irwin, Leaman, LeBlanc, McCabe, Saligram, Tursi and Whitney each inadvertently filed one late report relating to a single transaction, and Mr. Davies filed two late reports each relating to a single transaction.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2009 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than November 27, 2008 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2009 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 11, 2009.

ANNUAL REPORT AND FORM 10-K

Our annual report to stockholders for 2007, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 14, 2008, the record date for voting at the Annual Meeting. A copy of our annual report and Form 10-K for the year ended December 31, 2007, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey, 08543-5297 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

SUSAN E. GOLDY

Executive Vice President, General Counsel and

Secretary

Princeton, New Jersey

March 31, 2008

EXHIBIT A

CHURCH & DWIGHT CO., INC.

OMNIBUS EQUITY COMPENSATION PLAN

1. Purpose.    The purpose of the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Church & Dwight Co., Inc. (the “Company”) and its subsidiaries, and (ii) non-employee members of the board of directors of the Company with the opportunity to receive Grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the Participants with those of the shareholders. The Plan shall be effective as of May 1, 2008, subject to approval by the shareholders of the Company.

2. Definitions.    Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Change in Control” shall be deemed to have occurred if:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Company Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company;

(ii) The consummation of any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or

(iii) Within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision.

(c) “Code” means the Internal Revenue Code of 1986, as amended

(d) “Committee” means (i) with respect to Grants to Employees, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, provided that such committee shall consist of two (2) or more individuals who are “outside directors” to the extent required by and within the meaning of section 162(m) of the Code and related Treasury regulations, (ii) with respect to Grants made to Non-Employee Directors, the Board, and (iii) with respects to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations. Grants made by the Compensation Committee or another committee may be subject to ratification by the Board.

(e) “Company” means Church & Dwight Co., Inc. a corporation organized under the laws of the state of Delaware, or any successor corporation.

(f) “Company Stock” means the common stock of the Company.

(g) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(h) “Effective Date” of the Plan means May 1, 2008, subject to approval of the Plan by the shareholders of the Company.

(i) “Employee” means an employee of the Employer (including employees who are officers or members of the Board), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(j) “Employer” means the Company, its successors and assigns, and any Subsidiary, and any organization into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(m) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

(n) “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

(o) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(p) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(q) “Non-Employee Director” means a member of the Board who is not an employee of the Employer.

(r) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(s) “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(t) “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 10.

(u) “Participant” means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.

(v) “Plan” means this Church & Dwight Co., Inc. Omnibus Equity Compensation Plan, as in effect from time to time.

(w) “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.

(x) “SAR” means a stock appreciation right as described in Section 10.

(y) “Stock Award” means an award of Company Stock as described in Section 9.

(z) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8

3. Administration

(a) Committee.    The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority.    The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations.    The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4. Grants

(a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs or Other Stock-Based Awards as described in Section 10. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5. Shares Subject to the Plan

(a) Shares Authorized.    The total aggregate number of shares of Company Stock that may be issued under the Plan is 4,000,000 shares, subject to adjustment as described in subsection (e) below.

(b) Limit on Stock Awards, Stock Units and Other Stock-Based Awards.    Within the aggregate limit described in subsection (a), the maximum number of shares of Company Stock that may be issued under the Plan pursuant to Stock Awards, Stock Units and Other Stock-Based Awards during the term of the Plan is 1,000,000 shares, subject to adjustment as described in subsection (e) below.

(c) Source of Shares; Share Counting.    Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a Grant of Stock Units is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(d) Individual Limits.    All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 750,000 shares, subject to adjustment as described in subsection (e) below. The individual limits of this subsection (d) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $100,000.

(e) Adjustments.    If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6. Eligibility for Participation

(a) Eligible Persons.    All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan.

(b) Selection of Participants.    The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

7. Options

(a) General Requirements.    The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

(b) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.

(ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(c) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(d) Termination of Employment or Service.    Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(e) Exercise of Options.    A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(f) Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

8. Stock Units

(a) General Requirements.    The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units.    The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. The Committee may accelerate the vesting of any or all outstanding Stock Units at any time for any reason.

(c) Payment With Respect to Stock Units.    Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service.    The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

(e) Dividend Equivalents.    The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9. Stock Awards

(a) General Requirements.    The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award. The Committee may accelerate the vesting of any or all outstanding Stock Awards at any time for any reason.

(b) Requirement of Employment or Service.    The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(c) Restrictions on Transfer.    While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15(a). If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d) Right to Vote and to Receive Dividends.    The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as Dividends are paid on Company Stock, as determined by the Committee.

10. Stock Appreciation Rights and Other Stock-Based Awards

(a) SARs.    The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The following provisions are applicable to SARs:

(i) General Requirements.    The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(ii) Tandem SARs.    The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the Grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(iii) Exercisability.    An SAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(iv) Grants to Non-Exempt Employees.    SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(v) Exercise of SARs.    When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(vi) Form of Payment.    The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(b) Other Stock-Based Awards.    The Committee may grant other awards not specified in Sections 7, 8 or 9 above that are based on or measured by Company Stock to Employees and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

11. Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation.    The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 11 shall apply.

(b) Performance Goals.    When Grants are made under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals.    The Committee shall use objectively determinable performance goals that are based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, net income, income from operations, net sales, organization or sales growth, number of days sales outstanding in accounts receivable, productivity, operating margins, profit margins, consolidated income before or after taxes (including earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, return on shareholder equity, total shareholder return, return on invested capital, expenses, book value, expense management, improvements in capital structure, profitability, growth in assets, unit volume, sales, cash flow, market share, credit rating, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions, divestitures or strategic partnerships. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals.    The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results.    The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(f) Death, Disability or Other Circumstances.    The Committee may provide in the Grant Agreement that Grants under this Section 11 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change in Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

12. Deferrals.     The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

13. Withholding of Taxes

(a) Required Withholding.    All Grants under the Plan shall be subject to applicable federal (including FICA and Medicare), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares.    If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA and Medicare), state and local tax liabilities.

14. Transferability of Grants

(a) Restrictions on Transfer.    Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options to or for Family Members.    Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

15. Consequences of a Change in Control

(a) Notice and Acceleration.    Unless the Board determines otherwise before a Change in Control, effective upon the date of a Change in Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Board may determine.

(b) Other Alternatives.    Notwithstanding the foregoing, in the event of a Change in Control, the Board may take any one or more of the following actions with respect to or all outstanding Grants, without the consent of any Participant: (i) the Board may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Board, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price or base amount, as applicable, and on such terms as the Board determines, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Board may terminate any or all unexercised Options and SARs at such time as the Board deems appropriate, (iii) with respect to Participants holding Stock Units, Other Stock-Based Awards or Dividend Equivalents, the Board may determine that such Participants shall receive one or more payments in settlement of such Stock Units, Other Stock-Based Awards or Dividend Equivalents, in such amount and form and on such terms as may be determined by the Board, or (iv) the Board may determine that Grants that remain outstanding after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation) that have value and terms that are at least equivalent to Grants in effect before the Change in Control. Without limiting the foregoing, if the per share Fair Market Value of Company Stock does not exceed the per share Exercise Price or base price of an Option or SAR, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Board may specify.

(c) Other Transactions.    The Board may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change in Control for purposes of a Grant, or the Board may establish other provisions that shall be applicable in the event of a specified transaction, including as may be required by section 409A of the Code.

16. Requirements for Issuance of Shares.     No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

17. Amendment and Termination of the Plan

(a) Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that if an amendment is required to be approved by the shareholders under applicable law or stock exchange requirements, the Board shall provide that any such amendment shall be subject to approval by the Company’s shareholders. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 18(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in order to comply with a change in the Code or in applicable law or regulations or to comply with applicable stock exchange requirements.

(b) No Repricing Without Shareholder Approval.    Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the shareholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time.

(c) Shareholder Approval for “Qualified Performance-Based Compensation.”     The Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 11 if additional Grants are to be made under Section 11 after such date and if required by section 162(m) of the Code

(d) Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to any outstanding Grant.

18. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted grants, as determined by the Committee

(b) Compliance with Law.    The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Enforceability.    The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights.    This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants.    Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(f) No Fractional Shares.    No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Employees Subject to Taxation Outside the United States.    With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h) Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws provisions thereof.

PROXY	CHURCH & DWIGHT CO., INC.	PROXY
ANNUAL MEETING OF STOCKHOLDERS - MAY 1, 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned hereby appoints ROSINA B. DIXON, J. RICHARD LEAMAN, JR. and ROBERT D. LEBLANC, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the Undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 1st day of May, 2008 at the HYATT REGENCY PRINCETON, 102 Carnegie Center, Route 1 North, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on this proxy card:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR ITEMS 2, 3 AND 4.

1.	Election of Directors.				Nominees:

	☐	FOR all nominees at right (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed at right	James R. Craigie	Robert A. Davies, III
					Rosina B. Dixon	Robert D. LeBlanc

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to Church & Dwight’s restated certificate of incorporation to increase the authorized common stock from 150 million shares to 300 million shares.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Approval of the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm to audit the Church & Dwight Co., Inc. 2008 consolidated financial statements.	☐	☐	☐

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5.	On other matters which may properly be brought before the meeting and any adjournments or postponements thereof.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

I PLAN TO ATTEND MEETING ☐

Your vote is important. Remember, internet and telephone voting are available.

Date: , 2008

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Signature

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Signature

Please sign exactly as name appears hereon. Where shares are held jointly, each holder should sign. Executors, administrators, trustees and others signing in a representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such.

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.